Exhibit 10.13

English Translation

Sales Contract

Party A: ReneSola Ltd	Contract No.: STP0609042

Party B: Wuxi Suntech Power Co., Ltd	Place of signing: Wuxi

Time of Signing: Sept. 20th 2006

Through friendly negotiation between both parties regarding Party A supplying Party B with silicon wafers, both parties have reached a 5-year long-term agreement as follows:

I. Product name, technical requirements, quantity, amount and time of delivery

Product Name	Technical Requirements	Quantity	U/P (Incl. Taxes) (RMB/Chip)	Time of Delivery
Solar energy monocrystalline Silicon wafer

1.       Type: Type P

2.       Wafer width: 125+0.5mm

3.       Wafer diameter.: 150+0.5mm

4.       Wafer thickness: 200+/-15µm

5.       Electrical resistivity: 0.5~3☐·cm,
3~7☐·cm,
7~10☐·cm

6.       Working life: ☐10µs

7.       Affected layer: <15µm

8.       Cutting mode: multi-line cutting

9.       Orientation: (100) +1°

10.     TTV:☐30µm

11.     Verticality: 90+1°

12.     Oxygen content: <1×10[18]at/cm3

13.     Carbon content: <5×10[16]at/cm3

14.     Surface free of stains and abnormal flecks; no visible warps

		20 megawatts to be delivered in 2007; upon Party A successfully expands production capacity, priority will be given to Party B, supplying extra 30 megawatts; from 2008 to 2011, Party A shall increase the supply to Party B on the basis of the quantity supplied in 2007	51.00/wafer for 2007; from 2008 to 2011, the unit price for each year will be separately negotiated and confirmed between both parties at the end of the previous year	From January 2007 to Dec. 2007, 700,000 wafers shall be supplied every month; after 2008, the monthly supply will depend on the actual supply capacity of Party A, but shall not be lower than the level of 2007; as time moves on and technology advances, the relevant parameters of the silicon wafer will also be changed, e.g. the thickness may be 180µm or smaller, etc

Total: RMB four hundred twenty-eight million and four hundred thousand Yuan ONLY (RMB428,400,000.00 VAT)

II. Quality requirements and technical standards: in accordance with the contract requirements

III. Place and means of delivery: Factory of Party A; Party B is responsible for arranging the transportation vehicles to take delivery of goods and for paying the transportation costs

IV. Packing standard and categories of packing materials: Packing must meet the requirements for long-distance transportation of solar monocrystalline silicon wafers

V. Acceptance standard, method and time limit for raising disputes: After receipt of the goods from Party A, if Party B inspects and discovers any nonconforming silicon wafers or fragments, it shall return the same to Party A within one month; within 15 days after receipt of the same, Party A shall fully replace the same with new goods

VI. Settlement means and period:

1) After this Contract is signed, by the end of September 2006 Party B shall pre-pay 10% of the total price of the 8.40 million wafers to be delivered in 2007, i.e. RMB forty-two million eight hundred and forty thousand Yuan ONLY (RMB42,840,000.00); by the end of December 2006, Party B shall pre-pay 20% of the total price of the 8.40 million wafers to be delivered in 2007, i.e. RMB eighty-five million six hundred eighty thousand Yuan ONLY (RMB85,680,000.00 Yuan). All the money paid under this item will be evenly amortized over the period of performing this Contract to offset the price of goods. The remaining 70% of the total price will be paid in installments as per the actual quantity delivered.

2) After Party A has confirmed that the extra 30 megawatts can be delivered, both parties will enter into a new contract and make payment and delivery as per the said new contract.

3) The annual quantity to be supplied for each year from 2008 to 2011 is set at 50 megawatts for the time being; at the end of each year, both parties will enter into a separate contract for the next year and make payment and delivery as per the said separate contract.

VII. Term of this Contract

The term of this Contract will correspond to the Article 5

1)	Begin on and from the date of signing and end on Dec.31st 2007 when performance of this Contract is completed

2)	Begin on and from the date of signing and end on Dec.31st 2007 when performance of the new contract is completed

3)	Begin on and from the date of signing and end on Dec.31st of the next year when performance of the extra contract is completed

VIII. Liabilities for breach of contract: (1) if Party B fails to pay the balance within seven working days after the due time, for each subsequent week of delay it shall pay to Party A as penalty an amount equal to 0.5‰ of the total price of goods for the current month, but the maximum aggregate amount of penalty shall not exceed 0.5% of the total price of goods for the current month; (2) if Party A fails to delivery goods within seven working days after the due time, for each subsequent week of delay it shall pay to Party B as penalty an amount equal to 0.5‰ of the total price of goods for the current month, but the maximum aggregate amount of penalty shall not exceed 0.5% of the total price of goods for the current month

IX. Any dispute arising from performance of this Contract shall be settled by both parties through friendly negotiation. In case negotiation fails to solve the dispute, it is agreed by both parties to submit the dispute to the local arbitration commission of the place of signing for arbitration.

X. Other issues

This Contract will come into effect after it is signed by and affixed with the seals of both parties. It is made in duplicate, one copy for each party. Any faxed copy of this Contract will have the same legal force and effect as the original.

Party A

Name: ReneSola Ltd (Seal)

Address: No.8, Baoqun Road, Yaozhuang Town Industrial Park, Jiashan County, Zhejiang Province

Legal Representative: Li Xianshou

Authorized Rep: /s/

Tel: 0573-4773390

Fax: 0573-4773063

Opening Bank: Industrial and Commercial Bank of China, Jiashan County Branch

A/C No.: 1204070009242025955

Taxation No.: 330421753019961

Party B

Name (Seal): Wuxi Suntech Power Co., Ltd

Address: No.17-6, Changjiang South Road, National Hi-Tech Industrial Development Zone, Wuxi, Jiangsu

Legal Representative: Shi Zhengrong

Authorized Rep: /s/

Tel: 0510-85345000

Fax: 0510-85343322

Opening Bank: China Construction Bank, Wuxi

A/C No.: 32001618636050005450

Tax No.: 32020072655423X